Exhibit 10.4

SWANK, INC.

AMENDMENT AND RELEASE AGREEMENT

THIS AMENDMENT AND RELEASE AGREEMENT (the “Release”) is made and entered into as of this the 3rd day of February, 2012 by and between Swank, Inc., a Delaware corporation (the “Company”), and James E. Tulin (the “Employee”).

WHEREAS, the Company and the Employee previously entered into that certain Amended and Restated Employment Agreement dated January 10, 2008, as amended to date, providing for the payment of certain compensation upon the termination of the Employee’s employment with the Company under certain specified circumstances (the “Employment Agreement”); and

WHEREAS, the Company and the Employee also previously entered into that certain Termination Agreement dated November 1, 2008 providing for the payment of certain additional compensation upon the termination of the Employee’s employment with the Company under certain specified circumstances in connection with a change in control of the Company (the “Termination Agreement”); and

WHEREAS, the Employment Agreement and the Termination Agreement (each an “Agreement” and collectively the “Agreements”) are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company contemporaneously herewith has entered into an Agreement and Plan of Merger among the Company, Randa Accessories Leather Goods LLC, Swing Acquisition LLC and Swing Merger Sub, Inc. dated February 3, 2012 (the “Merger Agreement”), under which there will be a “change in control” of the Company within the meaning of Section 409A of the Code on the effective date (the “Merger Effective Date”) of the merger described herein (the “Merger”); and

WHEREAS, the Company and the Employee now desire to terminate and liquidate the Termination Agreement in connection with the Merger, as permitted by Section 409A of the Code and Section 1.409A-3(j)(4)(ix)(B) of the Treasury Regulations (the “Section 409A Termination Requirements”); and

WHEREAS, in connection with the termination and liquidation of the Termination Agreement and in order to comply with the Section 409A Termination Requirements, the Company and the Employee also desire to amend the Employment Agreement to terminate any provisions that provide for a payment to the Employee upon the Employee’s “separation from service” with the Company (within the meaning of Section 409A of the Code); and

WHEREAS, in connection with the termination and liquidation of the Termination Agreement, the amendment of the Employment Agreement, and the execution of this Release, the Company will pay to the Employee in a single lump sum the amount set forth below.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company and the Employee agree as follows:

1. Termination of the Termination Agreement. The Termination Agreement is hereby terminated effective as of the Merger Effective Date, and the Company will not be obligated to pay, and the Employee will not be entitled to receive, any further payments or benefits under the Termination Agreement.

2. Amendment of the Employment Agreement. The Employment Agreement is hereby amended, effective as of the Merger Effective Date, as set forth below, and the Company will not be obligated to pay, and the Employee will not be entitled to receive, any payments that were set forth previously under the provisions of the Employment Agreement that are being amended hereby. Capitalized terms used and not otherwise defined herein shall have the same meaning as provided for in the Employment Agreement.

(a) Section 4(a) of the Employment Agreement is hereby amended by deleting the second, third and fourth sentences of Section 4(a) and inserting the following in lieu thereof:

“In case of such termination, Employee shall be entitled to receive accrued but unpaid Base Salary and bonus compensation, if any, accrued but not paid prior to Employee’s termination.”

(b) Section 4(b) of the Employment Agreement is hereby amended by deleting Section 4(b) in its entirety and inserting the following in lieu thereof:

“If, during the Employment Term, Employee shall die, Employee’s legal representatives shall be entitled to receive accrued but unpaid Base Salary and bonus compensation, if any, accrued but not paid prior to Employee’s death.”

(c) Section 5(b) of the Employment Agreement is hereby deleted, and the following new Section 5(b) is hereby inserted in its place:

“Employee shall not be required to mitigate the amount of any payment the Corporation becomes obligated to make to Employee in connection with this Agreement, or the amount of damages Employee may incur if the Corporation were to breach this Agreement. The amount of any payment provided for in this Agreement, or for which the Corporation may become liable under this Agreement, shall not be reduced, offset or subject to recovery by the Corporation by reason of any compensation earned by Employee as the result of employment by another employer after the date Employee’s employment with the Corporation is terminated, or otherwise.”

(d) Sections 5(c) and 5(d) of the Employment Agreement are hereby deleted in their entirety, and Section 5 is re-titled as “Termination for Cause.”

(e) Section 6(a) of the Employment Agreement is hereby amended and restated to read as follows:

“(a) In consideration of Employee’s employment hereunder, Employee agrees that during the Employment Term and, if applicable, for a period of one (1) year after the Employment Term is earlier terminated (other than pursuant to Section 4 of this Agreement), Employee will not directly or indirectly (i) solicit, induce or entice for employment, retention or affiliation, recommend to any corporation, entity or other person the solicitation, inducement or enticement for employment, retention or affiliation of, or employ, retain or affiliate with, any employee, consultant, independent contractor or other person employed or retained by, or affiliated with, the Corporation, or any of its subsidiaries or affiliates, (ii) engage in any activity intended to terminate, disrupt or interfere with the Corporation’s or any of its subsidiary’s or affiliate’s relationship with any customer, supplier, lessor or other person or entity, or (iii) engage or participate in, or have any interest in any corporation, person, or other entity, that engages or participates in any business or activity engaged or participated in by the Corporation on date of termination of the Employment Term. For purposes of this paragraph 6(a), Employee will be deemed directly or indirectly to be engaged or participating in the operation of such a business or activity, or to have an interest in a corporation, or other person or entity, if he is a proprietor, partner, joint venturer, shareholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if he, directly or indirectly (including as a member of a group), controls all or any part thereof; provided, that nothing in this paragraph 6(a) shall prohibit Employee from holding less than five percent (5%) of a class of a corporation’s outstanding securities that are listed on a national securities exchange or traded in the over-the-counter market.”

3. Contingency. This Release is subject to, and contingent upon, the closing of the Merger. If the Merger Effective Date is terminated, this Release shall be null and void, the Termination Agreement will not be terminated and liquidated, and the Employment Agreement will not be amended, as set forth herein.

4. Acknowledgment. The Employee acknowledges that the Employee does not have any interest in any other agreement, program or arrangement with the Company with respect to which deferrals of compensation would be treated as having been deferred under a single plan with the Termination Agreement within the meaning of Section 1.409A-1(c)(2) of the Treasury Regulations, other than the applicable provisions of the Employment Agreement that are being amended hereby. The Company acknowledges that all agreements, programs and other arrangements to which the Company or any of its subsidiaries is a party and with respect to which deferrals of compensation would be treated as having been deferred under a single plan with the Termination Agreement within the meaning of Section 1.409A-1(c)(2) of the Treasury Regulations are being terminated and liquidated as to all participants who are experiencing the change in control event in connection with the Merger contemporaneously with the termination and liquidation of the Termination Agreement.

5. Payment. The Company, on the Merger Effective Date, will pay to the Employee, subject to the terms and conditions set forth herein, the sum of $243,986.07. The payment shall be made in a single lump sum cash amount, subject to any required tax withholdings. The payment is intended to terminate and liquidate the entirety of the Employee’s interest under the Termination Agreement and the applicable provisions of the Employment Agreement that are being amended hereby. Under no circumstances will the Employee be required to mitigate the amount of any payment the Corporation shall make under this Release, and such payment shall not be reduced, offset or subject to recovery by the Corporation by reason of any compensation earned by Employee as a result of employment by any other employer after the Merger Effective Date or otherwise.

6. Release. In consideration for the payment described in Section 5 above, the Employee (on behalf of Employee and Employee’s heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless the Company and its subsidiaries and their respective officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom, that the Employee had, has, or might claim to have against Releasees at the time the Employee executes this Release, whether presently known or unknown to the Employee, with respect to the Termination Agreement, the applicable provisions of the Employment Agreement that are being amended hereby and any such amounts owed under either Agreement, other than any such claims the Employee has or might have under this Release (collectively the “Released Claims”). The Employee covenants not to sue or initiate any claims against any of the Releasees on account of any Released Claim or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against the Company or the Releasees with respect to the Released Claims.

7. Terms and Conditions. By signing this Release, the Employee certifies that:

(a) The Employee has carefully read and fully understands the provisions of this Release;

(b) The Employee was advised by the Company in writing, via this Release, to consult with an attorney before signing this Release;

(c) The Employee understands that any discussions he may have had with the Company regarding this Release does not constitute legal advice to him and that he should retain his own independent counsel to render such advice;

(d) The Employee understands that this Release FOREVER RELEASES the Company and any other Releasee from any legal action arising prior to the date of execution of this Release with respect to his Termination Agreement, the applicable provisions of the Employment Agreement that are being amended hereby and any such amounts owed under either Agreement;

(e) In signing this Release, Employee DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE by the Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise; and

(f) The Employee agrees to the terms of this Release knowingly, voluntarily and without intimidation, coercion or pressure.

8. Binding Effect. Subject to the limitations stated above, this Release shall be binding upon and inure to the benefit of the heirs, legatees, distributees, transferees and personal representatives of the Employee and the successors of the Company.

9. Governing Law. This Release shall be governed by the laws of the State of New York without regard to its conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law).

IN WITNESS WHEREOF, the Company has caused this Release to be signed by a duly authorized officer and the Employee has affixed Employee’s signature hereto.

COMPANY:

SWANK, INC.

By:	/s/ Jerold R. Kassner

Title:	EVP/CFO

EMPLOYEE:

/s/ James E. Tulin
Name:	James E. Tulin

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